Contact:	Investor Relations: Pat Talamantes 916-321-1834 ptalamantes@mcclatchy.com

McCLATCHY REPORTS FIRST QUARTER 2007 EARNINGS

SACRAMENTO, Calif., April 24, 2007 - The McClatchy Company (NYSE-MNI) today reported first quarter 2007 earnings from continuing operations of $14.5 million, or 18 cents per share, compared to earnings from continuing operations of $21.8 million, or 46 cents per share, in the first quarter of 2006. A loss from discontinued operations of $5.5 million, or 7 cents per share, reflects the results of the (Minneapolis) Star Tribune newspaper which was sold on March 5, 2007. The company's total net income for the 2007 quarter was $9.0 million, or 11 cents per share, compared to total net income of $27.7 million, or 59 cents per share, in the 2006 first quarter. As a result of the acquisition of Knight Ridder on June 27, 2006 (the "Acquisition"), the company issued 35.0 million Class A shares which negatively impacted earnings per share for the 2007 quarter.

Revenues from continuing operations in the first quarter of 2007 were $566.6 million, compared to revenues from continuing operations of $194.5 million in 2006. The increase in revenues reflects the addition of 20 newspapers acquired in the Acquisition. On a pro forma basis, including all newspapers as if they had been owned since the beginning of 2006, revenues from continuing operations were down 5.0% from 2006 pro forma first quarter revenues of $596.3 million. Advertising revenues were $477.0 million, down 5.3% from pro forma advertising in 2006, and circulation revenues were $71.9 million, down 3.6% on a pro forma basis.

The company benefited from strong cost reduction efforts in the 2007 quarter. Cash expenses were down 6.3% as the result of synergies realized from the Acquisition, reduction in staffing levels and lower newsprint expense. Operating cash flow was up slightly on a pro forma basis.

Earnings from continuing operations included a loss from its investments in unconsolidated companies of $9.7 million, compared to income in the first quarter of 2006 (prior to the Acquisition) of $0.4 million. This loss was due to the operating results of its newsprint investments and to seasonally low profitability at CareerBuilder, Classified Ventures and the Seattle Times Company.

Interest expense from continuing operations for the first quarter of 2007 includes $5.7 million related to $530 million in debt repaid from the proceeds of the sale of the Star Tribune on March 5, 2007. However, the operations of the Star Tribune were included in discontinued operations during the first two months of 2007.

The company's first quarter 2007 loss from discontinued operations, reflects a better result than it had previously expected. As foreshadowed in its 2006 Form 10-K Annual Report, McClatchy recorded tax expense of approximately $40 million in the first quarter of 2007 caused by the sale of Star Tribune-related intellectual property from the company's intellectual property subsidiary when the transaction closed. However, this income tax expense was offset by an additional $41 million income tax benefit from updated estimates of the company's tax basis in the Star Tribune. Based upon these revised estimates, the company expects the 2008 tax refund to be an estimated $201 million rather than its original estimate of $160 million. Therefore, the company expects to realize approximately $731 million in after-tax proceeds from the sale of the Star Tribune, instead of $690 million.

Commenting on first quarter results, Gary Pruitt, chairman and chief executive officer, said, "In the first quarter of 2007 we faced the toughest advertising climate we have seen in a number of years. In particular, real estate and automotive advertising were hurt by the continuing declines in sales of both homes and domestic vehicles. Internet revenues were up 5.4%, as our online employment revenues are being affected by the revised CareerBuilder affiliate agreement. However, we continue to see strong growth in other online advertising categories. Excluding online employment advertising, our online advertising revenues grew 17.0% in the quarter.

"We continued to focus on cost controls to help offset the impact of the revenue challenges and reduced cash operating expenses by 6.3% on a pro forma basis in the quarter. As a result, our operating cash flow grew slightly on a pro forma basis. Few newspaper operations can make that claim.

"As we look to the second quarter, we expect continued declines in real estate advertising, particularly in the California and Florida newspapers, and do not see a significant rebound as yet in the other classified advertising categories. So we expect second quarter advertising results to be similar to the first quarter.

"While we are continuing to look for additional ways to reduce costs, we are delivering on the Knight Ridder synergies. We will continue to reduce staffing levels through attrition and see continued relief in newsprint pricing as the year unfolds. We are scrutinizing all other areas of expense for opportunities.

"The cyclical downturn in all three major classified categories is exacerbating the impact of structural shifts affecting newspapers. However, we believe our strategic moves in acquiring Knight Ridder and selling the Star Tribune have both helped us in this difficult time and made us an even stronger competitor. For instance, our operating cash flows in the first eight months after the Acquisition would have been down 16.3% had we not done the Acquisition or sold the Star Tribune. Had we acquired the Knight Ridder newspapers, but not sold the Star Tribune, our operating cash flows would have declined 5.2% on a pro forma basis. But by making the Acquisition, and all of the divestitures to realign our portfolio as we have, our operating cash flows were essentially flat - down 0.3% on a pro forma basis. So our performance was much better for having acquired Knight Ridder and selling the 13 papers. With our portfolio of newspapers and digital assets in growth markets, new alliances with technology companies, and changes we are making in our cost structure, we approach the future with optimism.

"On April 16, we announced that we had joined an important alliance with Yahoo! and 11 other newspaper companies. This partnership presents opportunities for McClatchy and other newspaper companies to grow online by boosting traffic, bolstering search efforts and creating a state-of-the-art online ad network. We examined many alternatives in determining that this represents the right deal, with the right partners, at the right time. The partnership has emerged as the newspaper industry's preferred solution, and as more companies join, we expect that gravitational pull will become even stronger."

The company's pro forma statistical report, which summarizes revenue performance for March and the first fiscal quarter of 2007, follows. This report includes advertising revenues for the 20 Knight Ridder newspapers the company acquired, but did not own in the first half of its fiscal 2006, and excludes the revenues of the Star Tribune newspaper. The pro forma information is meant to provide investors a sense of what the advertising results of the continuing operations would have been in each interim period.

A reconciliation of operating expenses, operating cash flow (as defined) and operating income to pro forma amounts are posted on the company's website for the first three quarters of 2006. A reconciliation of the operating cash flow and operating income for the eight months ended March 4, 2007 and February 26, 2006 to pro forma amounts are also posted.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 3510894) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

The McClatchy Company is the third largest newspaper company in the United States, with 31 daily newspapers and approximately 50 non-dailies. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the (Fort Worth) Star-Telegram, The Kansas City Star, The Charlotte Observer, and The (Raleigh) News & Observer. In addition, McClatchy has a robust network of internet assets, including leading local websites in each of its daily newspaper markets, offering users information, comprehensive news, advertising, e-commerce and other services. The company also owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development; Real Cities (www.RealCities.com), the largest national advertising network of local news websites and 15.0% of CareerBuilder, the nation's largest online job site. McClatchy also owns 25.6% of Classified Ventures, a newspaper industry partnership that offers classified websites such as cars.com and apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

Statements in this press release regarding future financial and operating results, future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, the impact of any litigation or potential litigation, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended

	April 1,	March 26,
	2007	2006
REVENUES - NET:
Advertising	$ 477,023	$ 166,334
Circulation	71,880	23,764
Other	17,655	4,365
	566,558	194,463
OPERATING EXPENSES:
Compensation	236,324	85,739
Newsprint and supplements	75,417	26,264
Depreciation and amortization	37,833	9,887
Other operating expenses	129,596	37,294
	479,170	159,184

OPERATING INCOME	87,388	35,279

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(53,785)	-
Interest income	64	13
Equity income(losses) in unconsolidated companies, net	(9,749)	396
Other - net	(48)	(7)
	(63,518)	402
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION	23,870	35,681

INCOME TAX PROVISION	9,357	13,900

INCOME FROM CONTINUING OPERATIONS	14,513	21,781

INCOME (LOSS) FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	(5,483)	5,946

NET INCOME	$ 9,030	$ 27,727

NET INCOME PER COMMON SHARE:
Basic:
Income from continuing operations	$ 0.18	$ 0.46
Income (loss) from discontinued operations	(0.07)	0.13
Net income per share	$ 0.11	$ 0.59

Diluted:
Income from continuing operations	$ 0.18	$ 0.46
Income (loss) from discontinued operations	(0.07)	0.13
Net income per share	$ 0.11	$ 0.59

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	81,885	46,735
Diluted	81,982	46,974

See notes to consolidated financial statements.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	March
	Combined				Print Only
Revenues - Net:	2007	*Pro Forma 2006	% Change	As Reported 2006	2007	*Pro Forma 2006	% Change

Advertising
Retail	$68,478	$65,732	4.2%	$20,890	$66,503	$64,608	2.9%
National	13,405	15,301	-12.4%	4,170	12,911	14,743	-12.4%
Classified Total	60,625	68,876	-12.0%	24,623	49,555	57,182	-13.3%
Automotive	13,855	15,391	-10.0%	5,652	11,955	13,718	-12.9%
Real Estate	17,530	21,543	-18.6%	8,920	16,353	20,254	-19.3%
Employment	22,200	25,442	-12.7%	8,165	14,697	17,154	-14.3%
Other Class	7,040	6,500	8.3%	1,886	6,550	6,056	8.2%
Direct Marketing	11,698	12,285	-4.8%	3,695	11,698	12,285	-4.8%
Other Adv Rev	146	136	7.4%	135	146	136	7.4%
Total Advertising	$154,352	$162,330	-4.9%	$53,513	$140,813	$148,954	-5.5%

Circulation	22,130	23,412	-5.5%	7,478
Other	6,143	5,665	8.4%	1,411
Total Revenues	$182,625	$191,407	-4.6%	$62,402

Memo: Online Only Advertising Revenue	$13,539	$13,376	1.2%	$3,568

Advertising Revenues by Market:
California	$29,581	$32,509	-9.0%	$30,468	$27,559	$30,567	-9.8%
Southeast	38,859	39,167	-0.8%	12,706	34,570	35,316	-2.1%
Florida	25,011	29,431	-15.0%	0	23,257	27,312	-14.8%
Midwest	21,393	22,275	-4.0%	0	19,456	20,095	-3.2%
Northwest	17,279	16,591	4.1%	10,339	15,500	15,143	2.4%
Texas	16,082	16,815	-4.4%	0	14,954	15,677	-4.6%
Other	6,147	5,542	10.9%	0	5,517	4,844	13.9%
Total Advertising	$154,352	$162,330	-4.9%	$53,513	$140,813	$148,954	-5.5%

Advertising Statistics for Dailies:
Full Run ROP Linage				964.4	2,531.1	2,681.2	-5.6%

Millions of Preprints Distributed				169.5	548.7	528.0	3.9%

Average Paid Circulation:**
Daily					2,849.0	2,975.3	-4.2%
Sunday					3,500.6	3,674.8	-4.7%

* Pro Forma includes Knight Ridder acquisition and excludes (Minneapolis) Star Tribune newspaper.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.
***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	March Year-to-Date
	Combined				Print Only
Revenues - Net:	2007	*Pro Forma 2006	% Change	As Reported 2006	2007	*Pro Forma 2006	% Change

Advertising
Retail	$206,028	$204,345	0.8%	$64,688	$200,134	$201,162	-0.5%
National	45,150	50,399	-10.4%	13,758	43,746	48,150	-9.1%
Classified Total	188,535	211,676	-10.9%	76,282	154,628	178,030	-13.1%
Automotive	42,135	50,221	-16.1%	18,499	36,490	45,397	-19.6%
Real Estate	55,150	64,214	-14.1%	26,463	51,465	60,461	-14.9%
Employment	69,646	75,713	-8.0%	25,127	46,550	52,109	-10.7%
Other Class	21,604	21,528	0.4%	6,192	20,123	20,063	0.3%
Direct Marketing	36,942	36,835	0.3%	11,093	36,942	36,835	0.3%
Other Adv Rev	368	518	-29.0%	513	368	518	-29.0%
Total Advertising	$477,023	$503,773	-5.3%	$166,334	$435,818	$464,695	-6.2%

Circulation	71,880	74,585	-3.6%	23,764
Other	17,655	17,937	-1.6%	4,365
Total Revenues	$566,558	$596,295	-5.0%	$194,463

Memo: Online Only Advertising Revenue	$41,205	$39,078	5.4%	$10,502

Advertising Revenues by Market:
California	$92,486	$102,466	-9.7%	$96,220	$86,044	$96,621	-10.9%
Southeast	118,860	119,905	-0.9%	38,236	106,391	108,780	-2.2%
Florida	82,181	93,366	-12.0%	0	76,340	86,960	-12.2%
Midwest	63,833	68,009	-6.1%	0	57,748	61,598	-6.3%
Northwest	52,573	51,129	2.8%	31,878	47,221	46,963	0.5%
Texas	48,440	51,974	-6.8%	0	45,190	48,459	-6.7%
Other	18,650	16,924	10.2%	0	16,884	15,314	10.3%
Total Advertising	$477,023	$503,773	-5.3%	$166,334	$435,818	$464,695	-6.2%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,995.2	7,637.7	8,389.5	-9.0%

Millions of Preprints Distributed				535.6	1,683.8	1,633.5	3.1%

Average Paid Circulation:**
Daily					2,830.2	2,934.9	-3.6%
Sunday					3,480.4	3,620.8	-3.9%

* Pro Forma includes Knight Ridder acquisition and excludes (Minneapolis) Star Tribune newspaper.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.